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                                                                   EXHIBIT 10.15

                         AGREEMENT REGARDING RETIREMENT

     This Agreement is entered into effective on this 31st day of July, 2000, by and between C.A. Rundell, Jr. ("Rundell"), an individual resident in the State of Texas, and NCI Buildings Systems, Inc. ("NCI"), a Delaware corporation with its principal office in the State of Texas.

                                   WITNESSETH:

     WHEREAS, Rundell has served NCI as an employee, officer and director of NCI, including its Chairman of the Board, since 1989; and

     WHEREAS, effective this date, Rundell has resigned as an employee, officer and director of NCI and all of its subsidiary entities, including the position of Chairman of the Board, in accordance with his long-expressed desire to retire coupled with recent discovery of a health problem that requires his attention; and

     WHEREAS, NCI and Rundell desire by this Agreement to set forth their covenants and promises regarding the terms and provisions of his retirement,

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises set forth and intending to be legally bound, hereby covenant and agree as follows:

     1. Salary and Bonus Plan.

         Until October 31, 2000, Rundell will continue to receive his base salary at the current rate to be paid, less appropriate federal taxes and withholding, on the regular payroll dates of NCI.

         For fiscal year 2000, Rundell will remain eligible for and will be paid the full cash bonus, if any, to which he otherwise would have been entitled under NCI's Cash Bonus Plan for Level I employees; i.e., his cash bonus will be calculated under the Cash Bonus Plan based on the full fiscal year results and without regard to his mid-year resignation or that his employment terminated prior to the date of payment. The cash bonus will be paid concurrently with the cash bonus payments to other employees of NCI in December 2000, less appropriate federal taxes and withholding.

         NCI also will pay to Rundell a $6,250 office subsidy for the third and fourth quarters of fiscal 2000, which are the last of four installments for fiscal 2000 intended to reimburse him for office expenses attributable to his work on behalf of NCI. The subsidy payment will be made at the regularly scheduled date for payment, in accordance with past payment practices.

     2. Retirement and Non-Competition Payment.

         In an effort to recognize Rundell's past services to NCI, and in consideration of the covenant not to compete by Rundell set forth in section 7 below, NCI agrees to pay to Rundell the total cash sum of $412,500. Payment will be made to Rundell promptly after execution of this Agreement, less applicable withholding.


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     3. Group Health and Welfare Plans.

         NCI will continue to provide all group health, medical, dental, disability and other health benefit programs to Rundell on the same basis as now provided until October 31, 2000, at which time his participation in those benefit programs will terminate except: (a) the right to payment or reimbursement of covered claims arising during the coverage period; and (b) Rundell's right to continue his health and medical insurance coverage at his own expense pursuant to and in accordance with COBRA requirements. Rundell will be separately notified of his COBRA rights by NCI's human relations director.

     4. 401(k) and SERP Plans.

         On October 31, 2000 and by virtue of his having reached retirement age under the terms of the 401(k) plan, NCI acknowledges that all theretofore unvested company contributions to that plan for the account of Rundell shall become vested as provided in that plan. To the extent permitted by law and the terms of that plan, Rundell shall either rollover his account to an IRA of his choosing or select one of the alternative methods provided in that plan for distribution of vested benefits.

         The Supplemental Employee Retirement Plan provided by NCI for the benefit of Rundell provides for him (assuming 10 years of service beginning in 1992) to receive an annual retirement benefit of $50,000 a year for 10 years beginning at age 70, and NCI has acquired life insurance policies on Rundell's life to fund its obligations under Rundell's SERP that has had premiums paid through April 2001. The SERP provides for vesting on a calendar year basis at the rate of 10% a year beginning with calendar year 1992. Rundell's vesting credit for each year of service depends upon whether Rundell spent 1000 hours on NCI matters in a given year, counting from April 1 in the 1992 year and until July 31 in the 2000 year. NCI acknowledges and agrees that Rundell has spent at least 1000 hours of service for NCI after April 1 in calendar 1992, in each of the calendar years 1992 through 1999, and in calendar year 2000 through July 31. Accordingly, NCI and Rundell agree that, as of his employment termination date, Rundell is 90% vested in the SERP benefit and, after attaining the age of 70, he and/or his designated beneficiary will be entitled to receive $45,000 a year for the next 10 years.

         NCI and Rundell intend to discuss mutually acceptable alternatives to the benefits provided to Rundell by the SERP, which may include transfer of the life insurance policies and related cash surrender value to Rundell, purchase of annuities or other programs. The parties agree to negotiate the same in good faith, to use their reasonable best efforts to amicably conclude the negotiations, and to implement any alternatives to the SERP benefit as soon as practicable, but not later than the end of January 2001.

     5. Stock Options.

         Rundell and NCI hereby agree that all options granted to him pursuant to the Stock Option Plan of NCI that are currently outstanding, whether vested or unvested, are cancelled immediately and are and shall be of no further force or effect and shall no longer entitle Rundell to exercise any portion or to purchase any shares of NCI common stock pursuant to those options. The options being cancelled include, without limitation: (a) options granted in

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December 1996 to purchase 50,000 shares of NCI common stock at $14.50 a share;
(b) options granted in April 1998 to purchase 40,000 shares of NCI common stock at $22.813 a share; and (c) options granted in December 1999 to purchase 15,000 shares of NCI common stock at $15.75 a share.

     6. Stock Purchase. As part of its stock repurchase program, NCI agrees on August 1, 2000 to purchase and Rundell agrees on that date to sell a total of 150,000 shares of NCI common stock owned by him, his IRA account and his foundation, for a price per share of $18.875, the closing sale price as reported by the New York Stock Exchange on July 31, 2000. Payment will be made promptly upon receipt by NCI of stock certificates representing the 150,000 shares.

     7. Non-Competition Covenant. In consideration of the mutual agreements set forth herein, Rundell covenants and agrees that, prior to August 1, 2002, he will not directly or indirectly, through an intermediary or otherwise, either on his own behalf or on behalf of any other person or entity, own, manage, operate, control, participate in or be financially or economically connected or interested in, or be employed by, serve as a director or officer of, or provide services, advice or other financial or operational assistance to, any person or entity that is engaged anywhere in the United States of America in the business of manufacturing, marketing or distribution of metal building systems or components or the business of coating and painting of steel coils. It is understood that this covenant shall not prevent Rundell from owning shares constituting less than 2% of the voting stock of a publicly-owned company engaged in those businesses, and shall not prevent him from erecting, owning and operating self-storage facilities.

     8. Miscellaneous.

         This Agreement shall be governed by the laws of the State of Texas.

         Notices under this Agreement shall be in writing delivered either by mail, facsimile or personal delivery to NCI at its home office in Houston, Texas and to Rundell at his personal office in Dallas, Texas.

         Any amendments or modifications of this Agreement, and any agreements entered into pursuant to sections 2 and 4 above, must be evidenced by written instruments executed by both parties to be binding.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

                                       /s/ C.A. Rundell, Jr.
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                                       C.A. RUNDELL, JR.


                                       NCI BUILDING SYSTEMS, INC.

                                       By: /s/ A.R. Ginn
                                           ----------------------
                                       Name: A.R. Ginn
                                             --------------------
                                       Title: Chairman
                                              -------------------

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